Exhibit 14.1

Petro Stopping Centers, L.P.

Professional Ethics Policy

The Company’s reputation of honesty and integrity is vital to the success of its business. Professional ethics are defined as holding in the highest respect and strictest confidence the rights and privacy of both customers and fellow employees, and striving to maintain a high degree of integrity in all business communication and contacts. To protect this reputation and to assure uniformity in standards of conduct, the Company has established a Professional Ethics policy. The following reaffirms and clarifies the Company’s basic policy, which states that conflicts of interest must always be resolved in keeping with the rules of the Company. This policy covers many, but not all, of the possible conflicts which may arise and addresses methods to avoid these potential conflicts. Employees must not act for the Company in any transaction involving persons or firms with whom the employees, their families or dependents have any significant connection or financial interest.

1. Inquiries

Employees are not authorized to respond to inquiries concerning other employees (i.e., employment verification, phone number, address, credit checks, references, etc.), or release confidential information concerning the Company or its customers. All such inquiries should be referred to a supervisor or to the Human Resources Department.

2. Gifts

Employees must not accept cash, or gifts over the amount of $50 or ¼ of 1% of base salary or lavish entertainment from customers and suppliers, either for themselves or for their family, dependents, or friends. Human Resources should be consulted about any gifts received by the employee in order to determine the appropriateness of keeping the gift. Examples of acceptable gifts would be an occasional lunch, food baskets, flowers, etc. Employees must not accept personal fees or commissions in connection with business transactions.

3. Suppliers

Employees must award orders, contracts, and commitments to suppliers without favoritism. Company business of this nature must be conducted strictly on the basis of merit.

4. Confidentiality

Confidentiality must be maintained by all employees regarding the Company’s plans, programs, or achievements involving purchasing, sales, marketing, research, and other areas of the business. No information should be discussed internally, or externally, except as required by the business. No financial information should be discussed with unauthorized personnel without prior approval from the President.

5. Conflict of Interest

Employees should not engage in or conduct any business, or have any outside employment, if such business or employment interferes with the employee’s work performance or poses any real or potential conflict with the Company’s operations. Questions regarding possible conflicts or interpretations of this policy should be directed to the Director of Human Resources.

6. Solicitation

Except where prior approval from the Director of Human Resources has been obtained, or when mandated by law, there is to be no solicitation of any kind by employees or non-employees on Company premises. Should a solicitor approach an employee, the employee should notify a supervisor immediately.

Approaching fellow employees in the workplace regarding activities, organizations, or causes, regardless of how worthwhile, important, or benevolent, can create unnecessary apprehension and pressure for fellow employees. This conduct is inappropriate. The Company has established rules, applicable to all employees, to govern solicitation and distribution of written material during working time and entry onto the premises and work areas. All employees are expected to comply strictly with these rules.

No employee shall solicit or promote support for any cause or organization during his or her working time or during the working time of the employee or employees at whom the activity is directed, or at any time on Company premises.

No employee shall distribute or circulate any written or printed material without prior approval in work areas or on Company premises at any time, during his or her working time, or during the working time of the employee or employees at whom the activity is directed.

Under no circumstances will non-Employees be permitted to solicit or to distribute written material for any purpose on Company premises.

7. Theft

In our effort to assist our employees in safeguarding their personal property while at work, employees are advised not to carry unnecessary amounts of cash or other valuables when they come to work. Valuable personal items, such as purses, wallets and jewelry should never be left unattended or in plain view. Petro does not assume responsibility for the loss or theft of personal belongings.

Articles of personal property found on the premises should be returned to the supervisor or turned into Security. Inquiries regarding lost property should be directed to the supervisor or Security.

Theft of customer, employee, or Company property, regardless of how small the value of the property, misuse of Company or customer funds, and falsification of Company or customer records is strictly prohibited and will result in disciplinary action, up to and including termination of employment. Periodic reviews/audits of each area within the Company are made to safeguard against such incidents.

Anyone who knows of another individual who is participating in any of the aforementioned criminal conduct must report it immediately. An employee who fails to do so will be disciplined, up to and including termination of employment.

8. Rules of Conduct

In order to ensure orderly operations and provide the best possible work environment, Petro expects employees to follow rules of conduct that will protect the interests and safety of personnel. It is not possible to list all the forms of behavior that are considered unacceptable in the workplace, but the following are examples of infractions of rules of conduct that may result in disciplinary action, including demotion, or termination of employment. The Company may terminate the employment relationship without following any particular series of steps whenever it determines that such action should occur.

The following behaviors are representative of unacceptable conduct and are not inclusive:

a)	Unauthorized use of Company equipment, time, materials or facilities.

b)	Reporting to work in an unfit condition.

c)	Failing to notify the appropriate Supervisor when unable to report to work.

d)	Failing to observe working schedules, including rest and lunch periods.

e)	Failing to provide a physician’s certificate when requested or required.

f)	Sleeping or loitering while on Company premises.

g)	Making or accepting personal telephone calls, other than emergency situations during working hours.

h)	Working overtime without approval or working off the clock.

i)	Refusing to work assigned overtime.

j)	Wearing extreme, unprofessional, or inappropriate styles of dress or hair while working.

k)	Violating any safety, health, or security policy, rule, or procedure of the Company.

l)	Using profane or abusive language at any time during working hours or while on Company premises.

m)	Participating in disorderly conduct that impairs the discipline and order of the work environment including horseplay or practical jokes on the Company’s time or on premises owned or occupied by the Company.

n)	Smoking/tobacco use in unauthorized areas.

o)	Violating the employee discount policy.

p)	Writing a check that is dishonored by the employee’s bank.

q)	Failing to repay on dishonored checks or delinquent credit accounts.

r)	Causing, creating, or participating in a disruption of any kind during working hours or on Company premises.

s)	Engaging in negligent conduct, including failing to use ordinary and reasonable care in the performance of work duties.

t)	Misusing the employment relationship or the Company’s property, credit or services.

u)	Falsifying and or omitting information on employment records, employment information, or other records.

v)	Recording the work time of another employee; allowing another employee to record your work time; or allowing falsification of any time card, whether your own or another employee’s.

w)	Participating in unacceptable behavior which impairs the ability of an employee to function effectively by reason of its negative effect either on the employee’s relationship with other employees or on the business.

x)	Theft, fraud or the deliberate or careless damage of any Company property or the property of any employee or customer.

y)	Removing or borrowing Company property without prior authorization.

z)	Possessing, distributing, selling, transferring, using, or being under the influence of alcohol or illegal drugs on Company premises.

aa)	Fighting during working hours or on Company premises.

bb)	Carrying firearms or any other dangerous weapons, explosives and other dangerous implements at any time on Company premises.

cc)	Engaging in criminal conduct whether or not related to job performance.

dd)	Participating in conduct which creates a substantial and unjustifiable risk of harm, damage or injury to another person or of serious harm, damage, or injury to the property of the Company.

ee)	Being insubordinate, including but not limited to failing or refusing to obey the direct orders or instructions of any supervisor or member of management.

ff)	Failing to call in if going to be absent.

gg)	Failing to obtain permission to leave work for any reason during normal working hours.

hh)	Committing a fraudulent act or a breach of trust in any circumstances.

ii)	Filing a non-bonafide complaint of sexual or other harassment, or providing false information during an investigation of the complaint.

Questions regarding interpretations of this policy should be directed to the Director of Human Resources.